News Release
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release		Date: October 25, 2005
	Media Contact: Investor Relations (US):	Shruthi Dyapaiah IR Dept	1-913-327-4225 1-913-327-4200	sdyapaiah@euronetworldwide.com investor@euronetworldwide.com

Euronet Worldwide Reports Third Quarter 2005 Financial Results

LEAWOOD, KANSAS, USA—October 25, 2005—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, announced consolidated revenues of $137.4 million for the third quarter ended September 30, 2005. These results compare to $99.9 million for the third quarter ended September 30, 2004. Consolidated operating income for the quarter was $13.8 million, compared to $10.0 million for the third quarter 2004. Adjusted EBITDA (operating income plus depreciation and amortization) was $19.6 million for third quarter 2005, compared to $14.2 million for the third quarter 2004.

Net income for the third quarter 2005 was $10.2 million, or $0.26 diluted earnings per share, compared to a net income of $6.0 million, or $0.17 diluted earnings per share, for the third quarter 2004. The third quarter 2005 net income included a foreign exchange translation gain of $0.9 million. Excluding this gain, and considering the dilutive effect of the convertible debentures issued December 2004 as described below, diluted earnings per share were $0.24 and net income was $10.1 million. Net income for the third quarter 2004 included a foreign exchange translation gain of $0.4 million and a loss of less than $0.1 million on early retirement of debt; excluding these items, diluted earnings per share were $0.16, and net income was $5.6 million.

The EFT Processing Segment posted third quarter 2005 revenues of $26.3 million, compared to $20.9 million reported for the third quarter 2004. Operating income for the third quarter was $6.6 million, compared to the prior year’s third quarter of $4.2 million. Third quarter 2005 Adjusted EBITDA was $8.8 million, compared to $6.5 million for the third quarter 2004. The EFT Processing Segment processed 94.4 million transactions in the third quarter 2005 compared to 70.1 million transactions for the same period last year. The segment completed the quarter with 6,841 ATMs owned or operated, compared to 5,404 ATMs at the end of the third quarter 2004. The improved results of the third quarter 2005 over the same quarter last year are largely attributable to the continued growth in ATMs under management in our European and Indian markets, together with transaction growth from those ATMs and other managed ATMs. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Serbia, Slovakia, Albania and India.

The Prepaid Processing Segment reported third quarter 2005 revenues of $107.7 million, compared to $75.4 million reported for the third quarter 2004. Operating income for the third quarter 2005 was $9.2 million, compared to the prior year’s third quarter results of $7.7 million. Adjusted EBITDA for the third quarter 2005 was $12.5 million, compared to $9.3 million for the third quarter 2004. Total transactions processed by the Prepaid Processing Segment in the third quarter 2005 were 94.6 million, compared to 59.8 million prepaid transactions processed in the third quarter 2004.  The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 218,000 point-of-sale terminals across more than 109,000 retailers in Europe, Asia Pacific, Africa and the U.S. As previously announced, the company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Prepaid Processing Segment’s third quarter’s year-over-year revenue improvements were the result of a continuation of transaction growth together with benefits of acquisitions completed after the third quarter of 2004. Operating income in the third quarter 2005 included approximately $0.4 million in operating losses related to a recently acquired money transfer company, TelecommUSA. Moreover in the third quarter 2004, the Prepaid Processing Segment benefited from stronger than average sales of Transact’s POS terminals, which contributed approximately $0.7 million in gross margin. The quarterly Adjusted EBITDA and operating income improvements were generally correlated to the increases in revenues after considering the $0.7 million stronger than average sales of Transact’s POS terminals in the third quarter 2004 and the inclusion in the third quarter 2005 of the operating losses of the recently acquired money transfer and bill payment business. Depreciation and amortization included approximately $1.8 million for amortization of intangible assets assigned for purchase accounting related to the acquisitions in the Prepaid Processing Segment.

Corporate Services and Other had $2.9 million of operating expenses in the third quarter 2005, compared to $2.5 million for the third quarter 2004, primarily due to increases in professional fees, largely driven by professional fees related to acquisition analysis, and salary expense resulting from overall company growth.

All segments included, transactions processed in the third quarter 2005 were 189.0 million, compared to 129.9 million processed in the third quarter 2004. This increase was primarily due to increases in the EFT Processing Segment’s ATMs operated and managed, combined with continued growth and acquisitions in the Prepaid Processing Segment.

The company’s unrestricted cash on hand was $52.8 million and $50.3 million as of September 30, 2005 and June 30, 2005 respectively. Euronet’s total indebtedness was $164.0 million at September 30, 2005 compared to $178.7 million at June 30, 2005. The decrease of $14.7 million was primarily related to third quarter 2005 repayments of draws on the company’s $50 million revolving credit agreement. The second quarter draws accommodated certain month-end trade payables at June 30, 2005.

In December 2004, the company issued $140 million in convertible debentures that, if converted in the future, would have a potentially dilutive effect on the company’s stock. The debentures are potentially convertible into approximately 4.2 million shares of common stock, subject to adjustment. As required by EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” regardless of whether the conditions upon which the debentures would be convertible into shares of the company’s common stock have been met, if dilutive, the impact of the contingently issuable shares is included in the calculation of diluted earnings per share under the “if converted” method. Unlike previous quarters, the assumed conversion of the debentures was dilutive for the third quarter 2005. Accordingly, for the third quarter 2005, 4.2 million contingently issuable shares have been assumed to be outstanding for the period and $0.8 million in interest charges and amortization of debt issuance costs have been excluded from income available to common shareholders to determine diluted earnings per share.

In October 2005, the company completed the sale of $175 million aggregate principal amount of its 3.50% Convertible Debentures due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Euronet intends to use the net proceeds of the offering for general corporate purposes, which may include share repurchases, acquisitions of non-US entities or other strategic investments. There was no impact to the third quarter 2005 as the issuance was completed in October. The impact on future earnings per share is expected to be dilutive if earnings per share continue to increase, and, accordingly, 4.3 million shares would be included in the calculation of diluted earnings per share.

Euronet announced that the Compensation Committee of its Board of Directors, consistent with emerging corporate trends, has reconsidered the use of stock options as an element of long-term management incentive compensation, and has decided to award restricted common stock rather than options to purchase common stock. In this regard, the committee recently approved the award of certain restricted shares to non-executive management and is currently considering an award to executive management. The aggregate non-executive and executive awards are estimated at approximately 500,000 shares and will generally vest over seven years. The company estimates the recurring quarterly expense of these awards commencing in the fourth quarter 2005 to be approximately $0.5 million, or approximately $0.01 per diluted share.

Euronet also announced that it expects diluted earnings per share for the fourth quarter 2005 to be approximately $0.25, inclusive of the approximate $0.01 per share cost of the restricted stock awards discussed above. This increase does not take into consideration the effects of foreign exchange gains or losses, gains or losses on the early retirement of debt, discontinued operations, and other non-operating or unusual items that Euronet cannot reasonably project.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While depreciation and amortization are considered operating costs under accounting principles generally accepted in the United States, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the transaction processing industry. Moreover, management analyzes historical results adjusted for certain items that are non-operational or not necessarily ongoing in nature and that are incremental to the baseline of the business. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release. Management believes the exclusion of these items provides a more informed basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any such non-GAAP financial measures.

Euronet Worldwide will host an analyst conference call on Wednesday, October 26, 2005, at 10:00 a.m. U.S. Eastern Time to discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.investorcalendar.com/IC/CEPage.asp?ID=95972. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at http://www.investorcalendar.com/IC/CEPage.asp?ID=95972 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 172301. The call and webcast replay will be available for one month. You can also access the Earnings presentation at www.euronetworldwide.com/investors/library/presentations.asp. No fees are charged to access any event.

About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, electronic prepaid top-up services to financial institutions, mobile operators and retailers, as well as electronic consumer money transfer and bill payment services. Euronet operates and services the largest pan-European group of ATMs and operates the largest Indian shared ATM network. Euronet is also one of the largest providers of prepaid processing, or top-up services, for prepaid mobile airtime. The company is a licensed electronic money transmitter and bill payment company via Euronet Payments and Remittance, Inc. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 218,000 point-of-sale terminals across more than 109,000 retailers in Europe, Asia Pacific, Africa and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 23 worldwide offices, Euronet serves clients in approximately 70 countries. Visit the company’s web site at www.euronetworldwide.com.

Any statements contained in this news release that concern the company's or management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company's business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the periods ended March 31, 2005 and June 30, 2005. Copies of these filings may be obtained by contacting the company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to effect any such update under any circumstances.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income and Comprehensive Income
(unaudited - in thousands, except share and per share data)

	Three Months Ended
	September 30,
	2005	2004

Revenues:
EFT Processing	$26,315	$20,930
Prepaid Processing	107,669	75,359
Software Solutions	3,406	3,635
Total revenues	137,390	99,924

Operating expenses:
Direct operating costs	95,779	69,192
Salaries and benefits	13,831	10,810
Selling, general and administrative	8,163	5,733
Depreciation and amortization	5,773	4,215
Total operating expenses	123,546	89,950
Operating income	13,844	9,974

Other income (expenses):
Interest income	1,013	864
Interest expense	(1,695)	(1,769)
Income from unconsolidated affiliates	254	164
Loss on early retirement of debt	-	(32)
Foreign exchange gain, net	854	419
Total other expense	426	(354)
Income from continuing operations before
income taxes and minority interest	14,270	9,620
Income tax expense	(3,929)	(3,657)
Minority interest	(182)	-

Net income	10,159	5,963
Translation adjustment	(617)	521
Comprehensive income	$9,542	$6,484

Net Income per share - basic:
Net income	$0.29	$0.19

Basic weighted average shares outstanding	35,404,949	31,623,233

Net Income per share - diluted:
Net income	$0.26	$0.17

Diluted weighted average shares outstanding	42,006,633	34,698,436

EURONET WORLDWIDE, INC.
Consolidated Summary Balance Sheets
(unaudited - in thousands)
	As of	As of
	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$52,798	$124,198
Restricted cash	70,335	69,300
Inventory - PINs and other	25,127	18,949
Trade accounts receivable, net of allowance for doubtful accounts	130,047	110,306
Other current assets, net	30,155	22,013

Total current assets	308,462	344,766

Property, plant and equipment, net	41,734	39,907
Goodwill and intangible assets, net	295,525	212,598
Other assets, net	18,620	21,204

Total assets	$664,341	$618,475

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$270,262	$283,918
Current portion of capital lease obligations and short-term borrowings	10,723	9,265

Total current liabilities	280,985	293,183

Obligations under capital leases, excluding current installments	13,276	16,894
Deferred income tax	24,994	17,520
Debt obligations	140,000	140,000
Other long-term liabilities	1,385	3,093
Minority interest	7,405	5,871

Total liabilities	468,045	476,561

Stockholders' equity	196,296	141,914

Total liabilities and stockholders' equity	$664,341	$618,475

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended September 30, 2005
	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated

Net income	$4.9	$7.2	$1.0	$10.2

Add: Income tax	1.2	2.7	-	3.9
Add: Interest expense	0.5	0.4	-	1.7
Add: Minority interest	-	0.2	-	0.2
Less: Income from unconsolidated affiliates	-	(0.3)	-	(0.3)
Less: Interest income	-	(0.9)	-	(1.0)
Less: Foreign exchange gain	-	-	-	(0.9)
Rounding and other	-	(0.1)	-	-

Subtotal - Operating income	6.6	9.2	1.0	13.8

Add: Depreciation and amortization	2.2	3.3	0.3	5.8
Rounding	-	-	(0.1)	-

Earnings before interest, taxes, depreciation and
amortization (Adjusted EBITDA)	$8.8	$12.5	$1.2	$19.6

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended September 30, 2004
	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated

Net income	$2.3	$6.4	$0.6	$6.0

Add: Income tax	1.5	2.2	-	3.7
Add: Interest expense	0.4	-	-	1.8
Less: Foreign exchange gain	-	-	-	(0.4)
Less: Income from unconsolidated subs	-	(0.2)	-	(0.2)
Less: Interest income	(0.1)	(0.8)	-	(0.9)
Rounding and other	0.1	0.1	-	-

Subtotal: Operating income	4.2	7.7	0.6	10.0

Add: Depreciation and amortization	2.3	1.6	0.3	4.2

Earnings before interest, taxes, depreciation and
amortization (Adjusted EBITDA)	$6.5	$9.3	$0.9	$14.2

EURONET WORLDWIDE, INC.
Reconciliation of Net Income Excluding FX and Retirement of Debt
(unaudited - in millions, except share and per share data)

	Three months ended
	September 30,

	2005	2004

Net income	$10.2	$6.0
Foreign exchange gain	(0.9)	(0.4)
Loss on early debt retirement (1)	-	0.0
Add: Convertible debt issuance costs (2)	0.2	-
Add: Interest on convertible debt (2)	0.6	-

Net income before foreign exchange gain	$10.1	$5.6

Adjusted income per share - diluted (3)	$0.24	$0.16

Diluted weighted average shares outstanding	42,006,633	34,698,436

(1) Third quarter 2004 includes a loss on early retirement of debt of less than $0.1 million.

(2) As required by GAAP, convertible debt issuance and interest costs are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period.

(3) Adjusted income per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with GAAP.